Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Barnwell Industries, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-153070 and No. 333-88380 on Form S-8 of Barnwell Industries, Inc. of our report dated December 16, 2013, with respect to the consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, cash flows, and equity for the years then ended, which report appears in the September 30, 2013 annual report on Form 10-K of Barnwell Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii
December 16, 2013

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